Exhibit 10.25

Director Compensation

Our non-management directors receive $200,000 per year for their service as directors. We pay $120,000 of this fee in the form of restricted stock units, based on the fair market value of our Ordinary Shares at the date of award. These stock units are awarded at the Annual General Meeting and vest at the next Annual General Meeting. We pay the remaining $80,000 of the annual fee to directors in cash quarterly. Committee chairmen receive committee chair retainers as follows:

•	Audit Committee -$25,000,

•	Compensation Committee-$15,000, and

•	Other committees-$10,000.

The Lead Director receives a retainer of $15,000, which is in addition to any retainer received as a committee chairman. All members of the Audit Committee, other than the chairman, receive a premium of $10,000 per year and all members of the Compensation Committee, other than the chairman, receive a premium of $5,000 per year. Directors are not paid fees for attending regular Board or committee meetings but, at the discretion of the Chairman of the Board and the Lead Director, we may pay an additional $2,000 fee for each special meeting attended by telephone and $3,000 for each special meeting attended in person. We pay the retainers for committee chairmanships and Lead Director, and premiums for Audit or Compensation Committee service and special Board meeting fees quarterly in cash. Directors may elect to receive all of their compensation, other than compensation for special meetings, in the form of stock units issued on an annual basis. We will issue Ordinary Shares for stock units six months after a director’s termination from the Board. Until we issue such Ordinary Shares, the director may not sell or transfer the stock units awarded to them. When we pay dividends on our stock, we will issue stock units to directors equivalent in value to the dividend payments that they would have received if they held stock rather than stock units.

In addition to the above described compensation, we have a matching contribution program for non-management directors pursuant to which we will match director charitable contributions to registered charities, churches or schools up to a maximum of $10,000 per year, with a $5,000 maximum per organization.